Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed under Form S-1 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation for the year ended December 31, 2003 which is contained in this Registration Statement. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
BDO Seidman, LLP
Costa Mesa, California
April 11, 2006